As filed with the U.S. Securities and Exchange Commission on January 16, 2026.

Registration Statement No. 333-292400

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Albert Origin Acquisition Corporation

(Exact name of Registrant as specified in its charter)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 1018, CYTS Plaza

No.5 Dongzhimen South Avenue, Dongcheng District

Beijing, China 100007

Telephone:+86-10 6600 6177

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street,

18th Floor New York, NY 10168

Telephone: +1 (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yang Ge, Esq. DLA Piper UK LLP 20th Floor, South Tower, Kerry Center No.1 Guanghua Road, Chaoyang District Beijing, China 100020 Telephone: +86-10-8520-0616	Max Gu, Esq. Robert S. Matlin, Esq. David A. Bartz, Esq. K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 536-3900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 is being filed solely for the purpose of filing certain exhibits to this registration statement on Form S-1 (File No. 333-292400), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 1 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed with the U.S. Securities and Exchange Commission on December 23, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Underwriter accountable expenses	$100,000.00
Initial trustee Fee	$6,500.00
Legal fees and expenses	$210,000.00
Nasdaq listing fee	$80,000.00
SEC registration fee	$9,594.00
FINRA filing fee	$10,250.00
Printing and engraving expenses	$25,000.00
Transfer agent fee	$25,000.00
Accounting fees and expenses	$15,000.00
Underwriter non-accountable expenses	$20,000.00
D&O insurance	$150,000.00
Miscellaneous expenses	$44,656.00
Total offering expenses	$761,000.00

Item 14. Indemnification of Officers and Directors.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our post-offering memorandum and articles of association. We expect to purchase a policy of officers’ and directors’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, as well as any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us, and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On July 28, 2025, our sponsor subscribed for an aggregate of 2,957,143 founder shares of a par value $0.0001 each to our sponsor for an aggregate purchase price of $25,000, or approximately $0.008 per share. Such founder shares were issued on August 8, 2025, following the capital re-designation. Our sponsor currently owns all of the founder shares that are currently issued and outstanding (up to 385,174 shares subject to forfeiture to the extent that the underwriter’s over-allotment is not exercised in full). Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our sponsor has agreed to purchase an aggregate of 221,100 units (or 234,600 units if the over-allotment option is exercised in full) at a price of $10.0 per unit for an aggregate purchase price of $2,211,000, or $2,346,000 if the over-allotment option is exercised in full. Each private unit will be identical to the units as part of the units sold in this offering, except as described in this prospectus. The private units will be sold in a private placement that will close simultaneously with the closing of this offering, including the over-allotment option, as applicable. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering.

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These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
3.1*	Amended and Restated Memorandum and Articles of Association.
3.2*	Form of Second Amended and Restated Memorandum and Articles of Association.
4.1*	Specimen Unit Certificate.
4.2*	Specimen Class A Ordinary Share Certificate.
4.3*	Specimen Right Certificate.
4.4*	Form of Rights Agreement between Lucky Lucko, Inc. d/b/a Efficiency and the Registrant.
5.1*	Opinion of Appleby.
5.2*	Opinion of DLA Piper UK LLP.
10.1*	Promissory Note, issued to the Insiders, dated as of July 28, 2025.
10.2*	Subscription Agreement by and among the Registrant and Insiders, dated as of July 28, 2025.
10.3	Form of Letter Agreement among the Registrant, the Underwriter and the Registrant’s officers, directors and shareholders.
10.4*	Form of Investment Management Trust Agreement between Lucky Lucko, Inc. d/b/a Efficiency and the Registrant.
10.5*	Form of Registration Rights Agreement among the Registrant and the Insiders.
10.6*	Form of Administrative Services Agreement by and between the Registrant and an affiliate of the Registrant
10.7*	Form of Private Units Purchase Agreement between the Registrant and Issacyan Co. Ltd.
10.8*	Form of Indemnity Agreement.
23.1	Consent of Adeptus Partners LLC.
23.2*	Consent of Appleby (included in Exhibit 5.1).
23.3*	Consent of DLA Piper UK LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on signature page).
99.1*	Consent of Xiangyi Chen.
99.2*	Consent of Yan Leng.
107*	Filing Fee Table.

* Previously filed.

(b) Financial Statements. See page F-1 for an index to the financial statements and schedules included in the Registration Statement.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

●	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

●	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	For the purpose of determining liability under the Securities Act of 1933 of any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on January 16, 2026.

Albert Origin Acquisition Corp.

By:	/s/ Bo Yan
Name:	Bo Yan
Title:	Chairman of the Board of Directors and Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bo Yan	Chairman of the Board of Directors and Chief Executive Officer	January 16, 2026
Bo Yan	(Principal executive officer)

*	Chief Financial Officer and Director	January 16, 2026
Shen Ma	(Principal financial and accounting officer)

*	Director	January 16, 2026
Angel Colon

/s/ Bo Yan
*By: Bo Yan
Attorney-in-fact

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on January 16, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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